Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-1) and related Prospectus of Mereo BioPharma Group plc for the registration of ordinary shares and to the incorporation by reference therein of our reports dated March 7, 2019, with respect to the financial statements of OncoMed Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of OncoMed Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

February 17, 2020